SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): June 18, 2004

WHITTIER ENERGY CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

Nevada	0-30598	20-0539412
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

333 CLAY STREET, SUITE 1100

HOUSTON, TEXAS 77002

(Address of Registrant’s Principal Executive Offices)

(713) 850-1880

(Registrant’s telephone number, including area code)

ITEM 5. Other Events

Whittier Energy Corporation (“the Company”) today announced that on June 30, 2004 it closed a private placement with accredited investors for 1.38 million shares of the Company’s common stock priced at $1.75 per share and three-year warrants to purchase 1.38 million shares of common stock at an exercise price of $2.50 per share.  The private offering was fully subscribed and resulted in total proceeds to the Company of $2,415,000.

The Company used a significant portion of the net proceeds to finance, in part, its recently announced acquisition of various operated working interests in three gas fields in South Texas.

The Company is obligated to file a registration statement to register the common stock issued in the offering and the common stock to be issued upon exercise of the warrants for resale.  If the registration statement is not declared effective on or before December 31, 2004, the Company will be obligated to issue an additional 345,000 shares of common stock and related common stock warrants to the participants in the offering.

The securities offered were not registered under the Securities Act of 1933 or any state securities laws and, absent registration or an applicable exemption from such registration requirements, may not be offered or sold in the United States. This announcement is neither an offer to sell nor a solicitation of an offer to buy any of the securities issued.

Whittier Energy Corporation is an independent oil and gas exploration and production company headquartered in Houston, Texas, with operations in Texas and Louisiana. Whittier Energy also holds non-operated interests in fields located in the Gulf Coast, Oklahoma, Wyoming and California.

Forward-Looking Statements:  Certain statements included in this news release are intended as “forward-looking statements” under the Private Securities Litigation Reform Act of 1995. The Company cautions that actual future results may vary materially from those expressed or implied in any forward-looking statements. More information about the risks and uncertainties relating to these forward-looking statements are found in the Company’s SEC filings, which are available free of charge on the SEC’s web site at http://www.sec.gov.

A copy of Whittier Energy Corporation’s press release issued on July 13, 2004 is attached as an Exhibit to this Form 8-K.

ITEM 7. FINANCIAL STATEMENTS AND EXHIBITS

(c)           Exhibits.

Number

Exhibit

99.1*	Press release issued by Whittier Energy Corporation on July 13, 2004.

* Filed Herewith

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WHITTIER ENERGY CORPORATION

Date: July 15, 2004

	By:	/s/ Michael B. Young
Michael B. Young
Chief Financial Officer
(Principal Financial and Accounting
Officer)